EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Closing of Public Offering of
Common Stock Offering, Resignation of Two Directors

(Harvey, LA, Tuesday, October 19, 2004) Superior Energy Services, Inc. ("Superior") (NYSE: SPN) today announced that it has closed a public offering of 9,696,627 shares of its common stock, which priced after the market closed on Thursday, October 14, 2004 at a price to the public of $12.25 per share.  All shares were sold by the Company.  The underwriters also have a 30-day option to purchase up to 1,454,494 additional shares of Superior's common stock solely to cover over-allotments, if any.

Net proceeds from this offering were approximately $113 million, after deducting underwriting discounts and commissions and the estimated expenses of the offering.  Superior used all of the net proceeds to repurchase 9,696,627 shares of Superior common stock from First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P. (the "First Reserve Funds"). The 9,696,627 shares were purchased by Superior at a price of $11.69875 per share and retired upon repurchase.

Subsequent to the offering, Ben A. Guill and Joseph R. Edwards, both of First Reserve Corporation, resigned as directors of Superior Energy Services, Inc.

"I want to thank Mr. Guill and Mr. Edwards for their service on our Board," said Terry Hall, CEO of Superior Energy Services, Inc.  "Our relationship with First Reserve has added value to our company in many ways.  We are grateful for the leadership and counsel provided during the past five years."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region.  These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services.  Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.  Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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